CONSENT OF INDEPENDENT AUDITORS

The New Economy Fund:

We consent to (a) the use in this Post-Effective Amendment No. 19 to Registration Statement no. 2-83848 on Form N-1A of our report dated December 22, 1995, appearing in the Financial Statements that are included in part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "General Information" in such Statement of Additional Information, and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement.

Deloitte & Touche LLP

Los Angeles, California
January 26, 1996